UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2014

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 3, 2014, indirect, wholly owned subsidiaries of Chesapeake Lodging Trust (the “Trust”) entered into a loan agreement with Goldman Sachs Mortgage Company to obtain a $90.0 million loan maturing in July 2024. The loan is secured by first mortgage liens on the Trust’s Holiday Inn New York City Midtown – 31st Street and Hyatt Place New York Midtown South, and the related equipment, fixtures, personal property and other assets associated with both hotels. Proceeds from the loan were used to repay the Trust’s previous $60.0 million term loan secured jointly by these assets under the Trust’s loan agreement dated as of July 3, 2012 with Wells Fargo Bank, N.A., as lender, which agreement expired on the loan maturity date of July 3, 2014, and to repay outstanding borrowings under the Trust’s revolving credit facility.

The loan carries a fixed interest rate of 4.30% per annum, with interest-only payments required for the first two years and principal and interest payments thereafter based on a 30-year principal amortization. In addition, under the loan agreement and related documents, the Trust and its operating partnership, Chesapeake Lodging, L.P., have guaranteed the completion of the capital plan for the Holiday Inn New York City Midtown – 31st Street conversion to the Hyatt Herald Square and certain other matters under the loan agreement and related documentation. The loan agreement and related documents contain representations, warranties, covenants, conditions and events of default customary for multi-property mortgage financings of this type.

A copy of the Trust’s press release announcing the new financing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release dated July 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2014	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer